Exhibit 5.1

[LETTERHEAD OF WINSTON & STRAWN LLP]

February 22, 2006

FreightCar America, Inc.

Two North Riverside Plaza

Suite 1250

Chicago, Illinois 60606

                                                 Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for FreightCar America, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale of up to 659,616 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the terms and in the manner set forth in the FreightCar America, Inc. 2005 Long Term Incentive Plan (the “Plan”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents that we considered necessary or appropriate as a basis for the opinion, including (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, (iii) the Amended and Restated By-laws of the Company and (iv) the Plan. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued, sold and delivered pursuant to the terms and in the manner set forth in the Plan, and assuming that the Shares have been and remain duly reserved for issuance within the limits of the Common Stock then remaining authorized but unissued, will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

Very truly yours,

/s/ Winston & Strawn LLP